Exhibit 99.3

Wirthlin Worldwide, Inc.
CONSOLIDATED BALANCE SHEET
(Unaudited)
ASSETS

	June 30,
	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$7,441,722	$4,733,914
Short-term investments	520,537	454,398
Trade accounts receivable (net of allowance for doubtful accounts of $114,880)	8,179,616	8,349,600
Costs and estimated earnings in excess of billings and work in process	2,648,397	2,402,574
Prepaid expenses and other current assets	751,100	861,052

Total current assets	19,541,372	16,801,538

PROPERTY AND EQUIPMENT:
Furniture and equipment	6,299,100	6,475,000
Land and building	704,125	704,125
Leasehold improvements	610,386	586,269

	7,613,611	7,765,394
Less accumulated depreciation and amortization	(5,464,519)	(5,448,650)

Net property and equipment	2,149,092	2,316,744

OTHER ASSETS:
Intangibles, net of amortization	616,156	1,451,913
Goodwill	3,277,131	3,277,131
Other assets	189,545	218,978

Total other assets	4,082,832	4,948,022

Total assets	$25,773,296	$24,066,304

Wirthlin Worldwide, Inc.
CONSOLIDATED BALANCE SHEET
(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,
	2004	2003
CURRENT LIABILITIES:
Accounts payable — trade and other	$1,111,995	$1,289,630
Accrued expenses and other accrued liabilities	5,090,952	3,819,003
Billings in excess of costs and estimated earnings on work in process	3,182,409	3,376,447
Notes payable	1,328,552	1,114,469
Deferred taxes	71,078	106,644

Total current liabilities	10,784,986	9,706,193
LONG TERM LIABILITIES:
Notes payable, net of current portion	3,447,542	1,983,332

Total liabilities	14,232,528	11,689,525
MINORITY INTEREST	488,684	559,323
STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 2,000,000 shares authorized, 373,416 shares outstanding	373,416	377,641
Additional paid-in capital	1,599,183	1,718,531
Note receivable — stockholders	(3,047,740)	(55,444)
Accumulated other comprehensive income (loss)	(620,080)	(319,170)
Retained earnings	12,747,305	10,095,898

Total stockholders’ equity	11,052,084	11,817,456

Total liabilities and stockholders’ equity	$25,773,296	$24,066,304

Wirthlin Worldwide, Inc.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	For the Six Months Ended
	June 30,
	2004	2003
REVENUE	$26,549,699	$23,516,134
DIRECT COSTS	12,154,155	10,913,288

GROSS MARGIN	14,395,544	12,602,846
INDIRECT COSTS	12,544,639	12,451,972

OPERATING INCOME	1,850,905	150,874
MISCELLANEOUS INCOME (EXPENSE)
Interest and investment income	83,042	35,656
Interest expense	(79,765)	(101,566)
Foreign exchange gain	80,996	110,099
Other	38,681	149,054

Miscellaneous income, net	122,954	193,243

INCOME BEFORE INCOME TAXES	1,973,859	344,117
PROVISION FOR STATE AND INTERNATIONAL INCOME TAXES	189,229	78,398
MINORITY INTEREST IN EARNINGS OF SUBSIDIARY	(11,214)	(51,074)

NET INCOME	$1,795,844	$316,793

Wirthlin Worldwide, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,795,844	$316,793
Minority interest in net loss of subsidiary	(11,214)	(51,074)
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	360,795	357,410
Amortization	218,648	621,954
Loss on disposal of fixed asset
Changes in assets and liabilities:
Trade accounts receivable, net	1,395,380	(3,489)
Cost and estimated earnings in excess of billings on work in process	(694,032)	(47,672)
Prepaid expenses and other current assets	(17,410)	(94,936)
Other assets	(219)	22,770
Accounts payable	(426,709)	(11,289)
Accrued liabilities	(465,486)	(1,050,119)
Billings in excess of costs and estimated earnings on work in process	(1,116,735)	71,217

Net cash provided by operating activities	1,038,862	131,565

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(315,966)	(311,455)
Proceeds and purchases of investments, net	1	(19,571)

Net cash used in investing activities	(315,965)	(331,026)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(577,392)	(1,021,056)
Redemption of common stock	(528,552)	0
Dividends paid	(1,555,079)	(2,039,406)
Notes receivable	55,444	0

Net cash used in financing activities	(2,605,579)	(3,060,462)

EFFECT OF EXCHANGE RATES ON CASH	(120,494)	78,717
NET INCREASE IN CASH AND CASH EQUIVALENTS	(2,003,176)	(3,181,206)
CASH AND CASH EQUIVALENTS, beginning of year	9,444,898	7,915,120
CASH AND CASH EQUIVALENTS, end of year	$7,441,722	$4,733,914

WIRTHLIN WORLDWIDE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

Note A: Organization and Significant Accounting Policies

Description of Business

Wirthlin Worldwide, Inc. (“Wirthlin”), is a California corporation formed in 1969 primarily to engage in the business of survey research, analysis, and communication strategy consulting.

Wirthlin conducts international operations through its wholly owned U.S. limited liability companies, which have branches or subsidiary local companies in the United Kingdom, Belgium and China.

Basis of Presentation

We have prepared the accompanying unaudited condensed consolidated financial statements in accordance with the requirements of Form 10-Q and, therefore, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. In our opinion, the financial statements reflect all adjustments that are necessary for a fair presentation of the results of operations for the period shown. All such adjustments are of a normal recurring nature. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

This Report should be read in conjunction with Wirthlin’s Audited Financial Statements for the year ended December 31, 2003, as included in exhibit 99.2 of this Amendment No. 1 of Form 8-K.

Note B: Subsequent Event

On September 8, 2004, Wirthlin agreed to be acquired by Harris Interactive, Inc. (“Harris Interactive”), pursuant to an Agreement and Plan of Merger among Harris Interactive, Capitol Merger Sub, LLC (“Capitol”), a wholly owned subsidiary of Harris Interactive, Wirthlin and the stockholders of Wirthlin.

Effective September 8, 2004, Harris Interactive acquired all of our common stock and we were merged into Capitol, a wholly owned subsidiary of Harris Interactive. Harris Interactive paid an aggregate consideration of $43.2 million, including cash and shares of Harris Interactive common stock as purchase price for the acquisition, cash paid for covenants not to compete and transaction costs related to the acquisition.